As filed with the Securities and Exchange Commission on November 1, 2007

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

	POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (File No. 333-21585)	POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (File No. 333-43586)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (File No. 333-71890)	POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (File No. 333-101600)	POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (File No. 333-119708)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (File No. 333-119707)
AUTHORIZE.NET HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3065140 (I.R.S. Employer Identification Number)
293 BOSTON POST ROAD WEST
MARLBOROUGH, MASSACHUSETTS 01752
(508) 229-3200
(Address, including zip code, of principal executive offices)

1990 Incentive and Non-Qualified Stock Option Plan
1996 Employee Stock Purchase Plan
2004 Stock Incentive Plan
(Full Titles of the Plans)

Mr. Robert E. Donahue
President and Chief Executive Officer
Authorize.Net Holdings, Inc.
292 Boston Post Road West
Marlborough, Massachusetts 01752
(Name and address of agent for service)

(508) 229-3200
(Telephone number, including area code, of agent for service)

WITH COPIES TO:
John D. Patterson, Jr., Esquire
Dean F. Hanley, Esquire
Foley Hoag LLP
155 Seaport Boulevard
Boston, Massachusetts 02210
(617) 832-1000

EXPLANATORY NOTE
     Authorize.Net Holdings, Inc., a Delaware corporation (the “Company”), is filing this Post-Effective Amendment No.1 to the following Registration Statements on Form S-8 (the “Registration Statements”): (i) the Registration Statement on Form S-8 (File No. 333-21585) filed on February 11, 1997, pertaining to the Common Stock to be offered under the Company’s 1996 Employee Stock Purchase Plan (the “1996 Purchase Plan”); (ii) the Registration Statement on Form S-8 (File No. 333-43586) filed on August 11, 2000, pertaining to the Common Stock to be offered under the 1996 Purchase Plan; (iii) the Registration Statement on Form S-8 (File No. 333-71890) filed on October 19, 2001, pertaining to the Common Stock to be offered under the 1996 Purchase Plan; (iv) the Registration Statement on Form S-8 (File No. 333-101600) filed on December 2, 2002, pertaining to the Common Stock to be offered under the 1996 Purchase Plan; (v) the Registration Statement on Form S-8 (File No. 333-119708) filed on October 13, 2004, pertaining to the Common Stock to be offered under the 1996 Purchase Plan; (vi) the Registration Statement on Form S-8 (File No. 333-119707) filed on August October 13, 2004, pertaining to the Common Stock to be offered under the Company’s 2004 Stock Incentive Plan (the “2004 Plan”).
     On November 1, 2007 pursuant to an Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of June 17, 2007, by and among the Company, CyberSource Corporation (“CyberSource”), Congress Acquisition-Sub, Inc. and Congress Acquisition Sub 1, LLC, the Company became a wholly-owned subsidiary of CyberSource. As provided in the Merger Agreement, each share of Common Stock of the Company was converted, directly or indirectly, into the right to receive (a) 1.1611 shares of CyberSource common stock and (b) a pro rata share of $125 million in the form of a cash payment. Pursuant to the Merger Agreement, the Company and CyberSource have taken such actions as are necessary such that the Company’s Common Stock is no longer issuable under the 1990 Option Plan, the 1996 Purchase Plan and the 2004 Plan.
     The Company hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unissued.
Item 8 EXHIBITS

Exhibit No.	Description of Exhibit
24.1	Powers of Attorney

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, The Commonwealth of Massachusetts, on November 1, 2007.

AUTHORIZE.NET HOLDINGS, INC.
By:	/s/ Eugene J. DiDonato
Eugene J. DiDonato
Vice President and General Counsel

POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the indicated capacities.

Signature	Title	Date

* Robert E. Donahue	Chief Executive Officer, President and Director (Principal Executive Officer)	November 1, 2007
/s/ Timothy C. O’Brien Timothy C. O’Brien	Chief Financial Officer, Vice President, Finance and Administration (Principal Financial and Accounting Officer)	November 1, 2007
* Rachelle B. Chong	Director	November 1, 2007
* Gary Haroian	Director	November 1, 2007
* Kevin C. Melia	Director	November 1, 2007
Andew G. Mills

By:	/s/ Eugene J. DiDonato
Eugene J. DiDonato
Attorney-in-Fact